Exhibit 99.2

Press Release	Source: Sinoenergy Corporation

Sinoenergy Corporation Sells Giant Power International for $10.68 Million

Monday June 30, 8:00 am ET

BEIJING, June 30 /Xinhua-PRNewswire-FirstCall/ — Sinoenergy Corporation (OTC Bulletin Board: SNEN - News; ''Sinoenergy'' or the ''Company''), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment, developer of CNG processing capabilities, and builder and operator of retail CNG filling stations in the People's Republic of China, today announced that it signed an agreement (''Agreement'') to sell its ownership of Giant Power International, Limited (''GPI'') to Greka SNU, Ltd. (''Greka'') for $10.68 million in cash. The transaction will be closed by the end of June 2008.

Sinoenergy acquired 100% of the stock in GPI for $8.75 million in January 2008. GPI is a Hong Kong based holding company that invests in CNG processing and wholesaling businesses located in China. Joint with PetroChina Hengran Petro-Gas Company Limited, GPI invested in four CNG processing and wholesaling businesses in the cities of Zhengzhou in Henan province, Wuhu in Anhui province, Nanjing, and Nanjing Xixia in Jiangsu province, each of which owns a large-scale CNG wholesale processing plant. GPI directly or indirectly owns stakes ranging from 9% to 35% in these four processing and wholesaling businesses.

Greka, a China based mining company, is a wholly owned subsidiary of Green Dragon Gas Ltd. (AIM: GDG), a Chinese oil and gas company. Greka's principal activities are oil and gas exploration, development and production. Its operations focus on coal bed methane and liquefied natural gas.

According to the Agreement, upon the completion of the transaction, Greka committed to grant priority to Sinoenergy to purchase natural gas from GPI invested mother stations in Zhengzhou and Anhui at the fair market price; and Sinoenergy agreed to have the priority to sell its CNG container and related equipment to Greka at the fair market price. Both commitments have a term of three years unless extended by the parties.

''We will invest all the money we receive from this sale into developing our own CNG processing plants and our retail CNG filling station network in Central and Eastern China,'' said Mr. Bo Huang, CEO of Sinoenergy Corporation. ''Selling GPI will not affect our ability to operate a network of retail CNG filling stations because in 2007 we obtained annual natural gas supply quotas of 400 million cubic meters from Sino-Pec and 120 million cubic meters from Petro-China. Also, the mutual agreement between Greka and Sinoenergy to share each other's advantages in material and product procurement process will benefit our CNG container and relevant equipment manufacturing business.''

About Sinoenergy Corporation

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment. The Company designs and manufactures a wide variety of pressure containers for use in different industries including the petroleum and chemical industries, the metallurgy and electricity generation industries, and the food and brewery industries. Along with developing CNG processing capabilities for itself, the Company builds and operates retail CNG filling stations in Central and Eastern China.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, future changes in the wholesale and retail price for CNG for vehicles in China; changes in policy by the national, provincial and municipal government of the PRC regarding CNG prices, the CNG vehicle industry, the construction and operation of retail CNG filling stations and related issues; the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For more information, please contact:

Sinoenergy Corporation
Mr. Anlin Xiong, Vice President
Phone: +86-10-8493-2965 Ext 860
Email: anlinxiong@sinoenergycorporation.com
Web: http://www.sinoenergycorporation.com

CCG Elite Investor Relations Inc.
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web: http://www.ccgelite.com